Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FOURTH QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $131 MILLION, OR $1.48 PER DILUTED COMMON SHARE

For the fourth quarter of 2016 the Company reports:

•	Non-GAAP operating income[1] of $101 million, or $1.14 per diluted common share

•	Annualized return on average common equity of 9.9%

•	Annualized non-GAAP operating return on average common equity of 7.6%

•	Diluted book value per common share of $58.27

For the year ended 2016 the Company reports:

•	Non-GAAP operating income of $410 million, or $4.48 per diluted common share

•	Return on average common equity of 9.0%

•	Non-GAAP operating return on average common equity of 7.9%

Pembroke, Bermuda, February 1, 2017 - AXIS Capital Holdings Limited (“AXIS Capital” or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the fourth quarter of 2016 of $131 million, or $1.48 per diluted common share, compared with net income of $135 million, or $1.39 per diluted common share, for the fourth quarter of 2015. Net income available to common shareholders for the full year 2016 was $465 million, or $5.08 per diluted common share, compared with $602 million, or $6.04 per diluted common share, for 2015. The net income available to common shareholders for the full year 2015 included $280 million of termination fees received following the termination of the amalgamation agreement with PartnerRe Ltd. as well as reorganization and related expenses of $46 million.

1 Non-GAAP operating income and non-GAAP operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of non-GAAP operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of non-GAAP operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our non-GAAP operating income for the fourth quarter of 2016 was $101 million, or $1.14 per diluted common share, compared with non-GAAP operating income of $120 million, or $1.23 per diluted common share, for the fourth quarter of 2015. For the full year 2016, AXIS Capital reported non-GAAP operating income of $410 million, or $4.48 per diluted common share, compared with non-GAAP operating income of $401 million, or $4.02 per diluted common share for 2015.

Commenting on the fourth quarter and full year 2016 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:
"We are pleased to report quarterly operating earnings of $1.14 per diluted share for the quarter and $4.48 for the year, along with year-end book value per diluted share of $58.27. The strength of our operating results in the fourth quarter—which included Hurricane Matthew and other U.S. weather-related events, and 11% growth in our full-year operating earnings per share despite continued market pressure and elevated global cat losses—demonstrates the progression of our initiatives to deliver a more stable and growing earnings profile. Our growth in diluted book value per share adjusted for dividends was 10% over the year, a strong result in light of the higher interest rates in the quarter.
“Our core operating performance strengthened in both the quarter and full year, as the improvements we have put in place allowed us to absorb higher industry cat losses and to navigate negative market conditions while still delivering for our customers, our partners in distribution, and our shareholders. These encouraging financial results were delivered in a year when we made significant advances in our franchise including expanding our presence and reach into Dubai, Continental Europe, and the Latin American markets; further diversifying our portfolio by introducing new products and recruiting new teams; and growing our strategic capital partnerships highlighted by the launch of Harrington Re. Through these initiatives and others, we are laying the foundation of a differentiated leader in global specialty risks, achieving intelligent growth in selected markets, optimizing our portfolios, matching risks with the right capital, and delivering solid and stable profitability. We are confident that our progress will continue in 2017.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights2

•
Gross premiums written increased by $366 million, or 8% to $5.0 billion (10% on a constant currency basis3), with an increase of $229 million, or 11% (14% on a constant currency basis) in our reinsurance segment and an increase of $137 million, or 5% (6% on a constant currency basis), in our insurance segment;

•	Net premiums written increased 2% (4% on a constant currency basis) to $3.8 billion;

•	Net premiums earned increased by 1% (3% on a constant currency basis) to $3.7 billion;

•	Combined ratio of 95.9%, compared to 94.7%;

•	Estimated catastrophe and weather-related pre-tax net losses (net of reinstatement premiums) of $204 million or 5.6 points, compared to $100 million, or 2.7 points;

•	Net favorable prior year reserve development of $292 million (benefiting the combined ratio by 7.9 points), compared to $243 million (benefiting the combined ratio by 6.6 points);

•	Net investment income increased 16% to $353 million;

•
Pre-tax total return on cash and investments[4] of 2.5%, including foreign exchange movements, or 3.0%, excluding foreign exchange movements. The comparable prior period pre-tax total return was 0.2% including (or 1.0% excluding) foreign exchange movements;

•	Fee income from strategic capital partners[5] of $22 million, compared to $9 million;

•
Net income available to common shareholders of $465 million and return on average common equity of 9.0%, compared to $602 million and 11.5%, respectively. 2015 included $280 million of fees received following the termination of the amalgamation agreement with PartnerRe Ltd. as well as reorganization and related expenses of $46 million;

•
Non-GAAP operating income of $410 million, representing a non-GAAP operating return on average common equity of 7.9%, compared to non-GAAP operating income of $401 million, representing a non-GAAP operating return on average common equity of 7.7%;

•	Net cash flows from operations of $407 million, compared to $791 million;

•	Diluted book value per common share of $58.27, an 8% increase from December 31, 2015;

•	Total dividends declared during the year of $1.43 per common share;

•	Adjusted for dividends declared, diluted book value per share increased during the year by $5.62, or 10%;

•
Total common shares repurchased were 10.5 million, consisting of 9.1 million of common shares repurchased for $512 million and 1.4 million common shares acquired under an Accelerated Share Repurchase agreement, which terminated on January 15, 2016;

•	During 2016, we returned $644 million, or 157% of non-GAAP operating income to shareholders, in the form of dividends and share repurchases, reducing our share count by 11%.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3 Amounts presented on a constant currency basis are "non-GAAP" financial measures as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts.
4 Pre-tax total return on cash and investments includes net investment income (loss), net realized investment gains (losses), interest in income (loss) of equity method investments and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents the total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
5 Fee income from strategic capital partners represents services fees and reimbursement of expenses earned by the AXIS Reinsurance segment from its strategic capital partners.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Fourth Quarter Highlights2

•
Gross premiums written decreased 9% (8% on a constant currency basis) to $731 million with a decrease of 34% in our reinsurance segment and a decrease of 1% (increase of 1% on a constant currency basis) in our insurance segment;

•	Net premiums written decreased 22% (21% on a constant currency basis) to $464 million;

•	Net premiums earned were comparable (3% increase on a constant currency basis) at $922 million;

•	Combined ratio of 96.7%, compared to 91.6%;

•	Estimated catastrophe and weather-related pre-tax net losses of $59 million, or 6.4 points, primarily related to Hurricane Matthew and U.S. weather events, compared to $10 million, or 1.1 points;

•	Net favorable prior year reserve development of $68 million (benefiting the combined ratio by 7.4 points) compared to $77 million (benefiting the combined ratio by 8.4 points);

•	Net investment income was $96 million, compared to $79 million;

•
Pre-tax total return on cash and investments of (1.1)% including foreign exchange movements, or (0.8)%, excluding foreign exchange movements. The comparable prior period pre-tax total return was (0.1)% including (or nil return excluding) foreign exchange movements;

•	Fee income from strategic capital partners of $7 million, compared to $3 million;

•	Net cash flows from operations of $141 million, compared to $88 million;

•
Issued $550 million of 5.50% Series E preferred shares and used a portion of the net proceeds to repurchase $49 million of our 6.875% Series C preferred shares. The Company intends to redeem or repurchase the remaining $351 million of our Series C preferred shares outstanding using a portion of the remaining net proceeds from the Series E offering;

•	Announced a share repurchase authorization program of $1 billion of the Company's common shares effective January 1, 2017 through December 31, 2017;

•	Diluted book value per common share of $58.27, a decrease of 3% compared to the prior quarter driven by unrealized losses on our investments portfolio due to higher U.S. Treasury rates;

•	Quarterly common share dividend declared increased 9% to $0.38 per share;

•	Adjusted for dividends declared, diluted book value per share decreased during the quarter by $1.12, or 2%.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

For the fourth quarter 2016, our insurance segment reported gross premiums written of $607 million, a decrease of 1% (1% increase on a constant currency basis) from $613 million of gross premiums written in the corresponding quarter of 2015. After adjusting for the impact of foreign exchange movements, the growth was attributable to increases in our liability, property, and professional lines driven by new business. These increases were partially offset by decreases in our credit and political risk as well as our accident and health lines.

For the full year 2016, our insurance segment reported gross premiums written of $2.7 billion, an increase of 5% (6% on a constant currency basis) from $2.6 billion of gross premiums written in 2015. After adjusting for the impact of foreign exchange movements, the growth was attributable to increases in our accident and health, property, liability, and professional lines primarily driven by new business. These increases were partially offset by the impact of our exit from retail insurance operations in Australia last year as well as a decrease in premiums written in our marine lines. The decrease in our marine lines was driven by reduced business opportunities, lower rates, and timing differences.

Net premiums written decreased by 8% (7% on a constant currency basis) in the fourth quarter of 2016, compared to the same period in 2015, reflecting lower gross premiums written in the quarter and increased premiums ceded in our professional and liability lines.

For the full year 2016, net premiums written increased by 3% (4% on a constant currency basis) compared to 2015, driven by growth in premiums written, partially offset by an increase in premiums ceded in our professional and liability lines.

Net premiums earned in the fourth quarter of 2016 were comparable (up 2% on a constant currency basis) to the same period in 2015, with growth in our accident and health and property lines, offset by an increase in premiums ceded in our professional lines in recent periods.

For the full year 2016, net premiums earned decreased by 1% (up 1% on a constant currency basis) compared to 2015, largely driven by our professional lines' ceded reinsurance programs, decreased business written in our marine lines, and the impact of our exit from retail insurance operations in Australia, partially offset by growth in premiums written in recent periods in our accident and health lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our insurance segment reported underwriting income of $6 million for the current quarter, compared to $25 million in the fourth quarter of 2015. The current quarter’s underwriting results reflected a combined ratio of 98.6% compared to 94.5% in the prior year quarter. This included an increase in the current accident year loss ratio to 66.2% this quarter from 64.0% in the fourth quarter of 2015. During the fourth quarter of 2016, we incurred pre-tax catastrophe and weather-related losses of $48 million, or 10.6 points, primarily related to Hurricane Matthew and U.S. weather-related events, compared to $9 million, or 2.0 points, of catastrophe and weather-related losses reported during the same period of 2015. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the fourth quarter decreased by 6.4 points, compared to the same period in 2015, primarily due to a decrease in mid-size and attritional loss experience in our property, marine, and liability lines. The decrease was partially offset by the adverse impact of rate and trend and changes in the business mix.

Net favorable prior year reserve development was $13 million, or 2.8 points, this quarter compared with $2 million, or 0.5 points, in the fourth quarter of 2015.

The segment's acquisition cost ratio increased in the quarter to 14.5% from 13.4% primarily driven by a favorable federal excise tax adjustment in 2015 and business mix changes, partially offset by increased ceding commissions on our professional lines' ceded reinsurance programs.

The segment's general and administrative expense ratio increased in the quarter to 20.7% from 17.6% due to an increase in personnel expenses together with transition and severance costs associated with the closure of four U.S. retail business units.

For the full year 2016, our insurance segment reported underwriting income of $38 million compared to $41 million in 2015. The decrease was principally driven by catastrophe and weather-related losses reported in 2016 of $121 million, or 6.8 points, primarily attributable to U.S. weather-related events, Hurricane Matthew, and the Japanese earthquake, compared to $54 million or 3.0 points, of catastrophe and weather-related losses reported during 2015. Underwriting income was also impacted by higher general and administrative expenses, partially offset by a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses and an increase in net favorable prior year reserve development.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

For the fourth quarter 2016, which is generally not a significant premium renewal period for our reinsurance segment, we reported gross premiums written of $123 million, a decrease of 34%, compared to $187 million of gross premiums written in the corresponding quarter of 2015. The decrease was impacted by a lower level of premiums written on a multi-year basis during 2016 compared to 2015, most notably in our liability lines. After adjusting for the impact of multi-year contracts, gross premiums written decreased by $33 million or 18%. The decrease was driven by our professional lines of business, partially offset by an increase in our agriculture lines of business. The decrease in our professional lines related to the restructuring of a large quota share treaty which impacted the timing of premium recognition. The increase in our agriculture lines was driven by the impact of favorable premium adjustments.

For the full year 2016, our reinsurance segment reported gross premiums written of $2.2 billion, an increase of 11% (14% on a constant currency basis) from $2.0 billion of gross premiums written in 2015. The increase was impacted by a higher level of premiums written on a multi-year basis during 2016, compared to 2015, most notably in our credit and surety as well as our liability lines. Partially offsetting this increase was the impact of foreign exchange movements, as the strengthening of the U.S. dollar drove comparative premium decreases in treaties denominated in foreign currencies. After adjusting for the impact of these multi-year contracts and foreign exchange movements, gross premiums written increased by $171 million, or 8%. The growth was attributable to increases in our liability, marine and other, catastrophe, agriculture, motor, and credit and surety lines primarily driven by new business. Timing differences in our liability lines, a favorable treaty restructuring together with increased line sizes in our agriculture lines, and favorable premium adjustments in our credit and surety lines also contributed to the increase in gross premiums written in 2016. These increases were partially offset by a decrease in our property lines, primarily relating to non-renewals, decreases in line sizes on several treaties, and the restructuring of a large treaty.

Net premiums written decreased by 52% in the fourth quarter of 2016, compared to the same period in 2015, reflecting the decrease in gross premiums written in the quarter and the impact of a retrocessional cover entered into with Harrington Re Ltd. in the third quarter of 2016 which increased premiums ceded in our liability and professional lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the full year 2016, net premiums written increased by 2% (4% on a constant currency basis), compared to 2015, reflecting the increase in gross premiums written, partially offset by the impact of the retrocessional cover with Harrington Re Ltd. as well as an increase in premiums ceded in our catastrophe and property lines.

Net premiums earned in the fourth quarter of 2016 were comparable (up 4% on a constant currency basis), to the same period in 2015. Net premiums earned reflect strong premium growth in our liability lines as well as favorable premium adjustments impacting our motor and agriculture lines, offset by reduced premiums written in our professional lines, increased premiums ceded in our catastrophe and property lines together with the impact of the new retrocession to Harrington Re Ltd. on our liability and professional lines.

For the full year 2016, net premiums earned increased by 2% (6% on a constant currency basis), compared to 2015, driven by strong premium growth in our liability as well as our marine and other lines of business, partially offset by reduced premiums written in our property lines, increased premiums ceded in our catastrophe and property lines, and the impact of the new retrocessions to Harrington Re Ltd. on our liability and professional lines of business.

Our reinsurance segment reported underwriting income of $60 million for the current quarter, compared to $63 million in the fourth quarter of 2015. The current quarter's underwriting results reflected a combined ratio of 87.6% compared to 83.2% in the prior year quarter. This included a decrease in the current accident year loss ratio to 65.9% this quarter from 66.2% in the fourth quarter of 2015. During the fourth quarter of 2016, we incurred pre-tax catastrophe and weather-related losses of $11 million, or 2.3 points, primarily attributable to Hurricane Matthew, compared to $1 million of catastrophe and weather-related losses reported during the same period in 2015. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the fourth quarter decreased by 2.5 points, compared to the same period in 2015, primarily due to a decrease in mid-size and attritional losses in our credit and surety lines of business. The decrease was partially offset by increased loss experience in our agriculture lines as well as the ongoing adverse impact of rate and trend.

Net favorable prior year reserve development was $56 million, or 11.9 points, this quarter compared with $75 million, or 16.0 points, in the fourth quarter of 2015.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our reinsurance underwriting income for the three months ended December 31, 2016, included other insurance related income of $2 million attributable to fees from our strategic capital partners. Realized gains and favorable mark-to-market adjustments on our weather derivatives business were offset by realized losses and unfavorable mark-to-market adjustments on our economic hedges purchased to protect our agriculture line of business against fluctuations in commodity prices in 2016. This compares to an other insurance related loss of $15 million for the same period of 2015 driven by realized losses and unfavorable mark-to-market adjustments on our weather derivatives portfolio due to unseasonably warm weather conditions in Europe.

The segment's acquisition cost ratio increased slightly in the quarter to 25.9% from 25.6%, principally driven by the impact of retrocessional contracts, partially offset by adjustments related to loss-sensitive features largely driven by prior year reserve releases, and changes in the business mix.

The segment's general and administrative expenses in the fourth quarter of 2016 were comparable to the same period in 2015 with higher personnel expenses offset by benefits from strategic capital partner arrangements.

For the full year 2016, our reinsurance segment reported underwriting income of $242 million, compared to $261 million in 2015. The decrease was principally driven by catastrophe and weather-related losses reported in 2016 of $83 million, or 4.4 points, primarily related to the Fort McMurray wildfires, U.S. weather-related events, Hurricane Matthew, the Japanese, Ecuadorian and South Island earthquakes, and North Calgary hailstorm, compared to $46 million, or 2.4 points, of catastrophe and weather-related losses reported during 2015. Underwriting income was also impacted by an increase in the acquisition cost ratio, partially offset by an increase in net favorable prior year reserve development, an increase in other insurance related income, and lower general and administrative expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $96 million for the quarter represents an increase of $17 million from the fourth quarter of 2015 and a decrease of $21 million from the third quarter of 2016 primarily due to changes in the fair value of our alternative investments ("other investments"). These investments generated $17 million of income in the fourth quarter of 2016, compared to $38 million in the third quarter of 2016 and income of $3 million in the fourth quarter of 2015.

For the full year, net investment income was $353 million, an increase of $48 million from 2015, largely driven by changes in the fair value of our alternative investments. These investments generated $43 million of income in 2016, compared to income of $20 million in 2015.

Net realized investment losses for the quarter were $20 million, compared to $5 million of net realized investment gains in the third quarter of 2016 and $15 million of net realized investment losses in the fourth quarter of 2015. Net realized investment losses for the quarter were driven by the strengthening of the U.S. dollar which negatively impacted our investment portfolios denominated in pounds sterling and euros.

Capitalization / Shareholders’ Equity

Our total capital6 at December 31, 2016 was $7.3 billion, including $1.0 billion of long-term debt and $1.1 billion of preferred equity compared to $6.9 billion at December 31, 2015. The increase in total capital is attributable to the issuance of $550 million of 5.50% Series E preferred shares in the fourth quarter and net income generated for the year ended December 31, 2016, net of common share dividends. These increases were partially offset by the repurchase of $512 million of our common shares during the year ended December 31, 2016 and a repurchase of $49 million of our 6.875% Series C preferred shares using a portion of the net proceeds from the Series E issuance during the fourth quarter. The Company intends to use a portion of the remaining net proceeds from the Series E preferred share offering to redeem or repurchase the remaining $351 million of our Series C preferred shares outstanding.

At February 1, 2017, the Company had $975 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2017.

6 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Diluted book value per common share, calculated on a treasury stock basis, declined by $1.50 in the current quarter, and increased by $4.19 in the year ended December 31, 2016, to $58.27. The quarterly decrease was primarily driven by unrealized losses on investments due to higher U.S. Treasury rates, partially offset by net income generated in the current quarter. The year to date increase was primarily driven by our net income generated in the year ended December 31, 2016.

During the fourth quarter of 2016, the Company declared common dividends of $0.38 per common share, with the total dividends declared of $1.43 per common share over the past year. Adjusted for dividends declared, the diluted book value per common share decreased by $1.12, or 2%, for the quarter and increased by $5.62, or 10%, for the full year.

Conference Call

We will host a conference call on Thursday, February 2, 2017 at 10:00 AM (Eastern) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately 10 minutes in advance of the call and entering the code 5199822. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 10098770. The webcast will be archived in the Investor Information section of the Company's website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2016 is available in the Investor Information section of the Company's website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity at December 31, 2016 of $6.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 (UNAUDITED) AND DECEMBER 31, 2015

	2016	2015

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,397,114	$11,719,749
Equity securities, available for sale, at fair value	638,744	597,998
Mortgage loans, held for investment, at amortized cost and fair value	349,969	206,277
Other investments, at fair value	830,219	816,756
Equity method investments	116,000	10,932
Short-term investments, at amortized cost and fair value	127,461	34,406
Total investments	13,459,507	13,386,118
Cash and cash equivalents	1,039,494	988,133
Restricted cash and cash equivalents	202,013	186,618
Accrued interest receivable	74,971	73,729
Insurance and reinsurance premium balances receivable	2,313,512	1,967,535
Reinsurance recoverable on unpaid and paid losses	2,334,922	2,096,104
Deferred acquisition costs	438,636	471,782
Prepaid reinsurance premiums	556,344	396,201
Receivable for investments sold	14,123	26,478
Goodwill and intangible assets	85,049	86,858
Other assets	295,120	302,335
Total assets	$20,813,691	$19,981,891

Liabilities
Reserve for losses and loss expenses	$9,697,827	$9,646,285
Unearned premiums	2,969,498	2,760,889
Insurance and reinsurance balances payable	493,183	356,417
Senior notes	992,950	991,825
Payable for investments purchased	62,550	9,356
Other liabilities	325,313	350,237
Total liabilities	14,541,321	14,115,009

Shareholders' equity
Preferred shares	1,126,074	627,843
Common shares	2,206	2,202
Additional paid-in capital	2,299,857	2,241,388
Accumulated other comprehensive loss	(121,841)	(188,465)
Retained earnings	6,527,627	6,194,353
Treasury shares, at cost	(3,561,553)	(3,010,439)
Total shareholders' equity	6,272,370	5,866,882
Total liabilities and shareholders' equity	$20,813,691	$19,981,891

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2016 AND 2015

	Quarters ended		Years ended
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$921,879	$921,812	$3,705,625	$3,686,417
Net investment income	95,517	79,000	353,335	305,336
Net realized investment losses	(20,229)	(14,872)	(60,525)	(138,491)
Other insurance related income (loss)	2,372	(15,272)	7,222	(2,953)
Termination fee received	—	—	—	280,000
Total revenues	999,539	970,668	4,005,657	4,130,309

Expenses
Net losses and loss expenses	540,612	523,331	2,204,197	2,176,199
Acquisition costs	187,305	180,564	746,876	718,112
General and administrative expenses	163,164	140,371	602,717	596,821
Foreign exchange gains	(51,514)	(33,112)	(121,295)	(102,312)
Interest expense and financing costs	12,774	12,851	51,360	50,963
Reorganization and related expenses	—	—	—	45,867
Total expenses	852,341	824,005	3,483,855	3,485,650

Income before income taxes and interest in income (loss) of equity method investments	147,198	146,663	521,802	644,659
Income tax expense (benefit)	(1,373)	1,873	6,340	3,028
Interest in income (loss) of equity method investments	340	—	(2,094)	—
Net income	148,911	144,790	513,368	641,631
Preferred shares dividends	16,690	10,003	46,597	40,069
Loss on repurchase of preferred shares	1,309	—	1,309	—
Net income available to common shareholders	$130,912	$134,787	$465,462	$601,562

Per share data
Net income per common share:
Basic net income	$1.50	$1.40	$5.13	$6.10
Diluted net income	$1.48	$1.39	$5.08	$6.04
Weighted average number of common shares outstanding - basic	87,552	96,072	90,772	98,609
Weighted average number of common shares outstanding - diluted	88,474	97,148	91,547	99,629
Cash dividends declared per common share	$0.38	$0.35	$1.43	$1.22

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$607,446	$123,204	$730,650	$612,527	$187,275	$799,802
Net premiums written	374,068	90,319	464,387	407,236	188,122	595,358
Net premiums earned	454,672	467,207	921,879	453,851	467,961	921,812
Other insurance related income (loss)	146	2,226	2,372	225	(15,497)	(15,272)
Net losses and loss expenses	(288,161)	(252,451)	(540,612)	(288,348)	(234,983)	(523,331)
Acquisition costs	(66,138)	(121,167)	(187,305)	(60,716)	(119,848)	(180,564)
Underwriting-related general and
administrative expenses[7]	(94,205)	(35,864)	(130,069)	(79,734)	(34,553)	(114,287)
Underwriting income[7]	$6,314	$59,951	66,265	$25,278	$63,080	88,358

Corporate expenses			(33,095)			(26,084)
Net investment income			95,517			79,000
Net realized investment losses			(20,229)			(14,872)
Foreign exchange gains			51,514			33,112
Interest expense and financing costs			(12,774)			(12,851)
Income before income taxes and interest in income (loss) of equity method investments			$147,198			$146,663

Net loss and loss expense ratio	63.4%	54.0%	58.6%	63.5%	50.2%	56.8%
Acquisition cost ratio	14.5%	25.9%	20.3%	13.4%	25.6%	19.6%
General and administrative
expense ratio	20.7%	7.7%	17.8%	17.6%	7.4%	15.2%
Combined ratio	98.6%	87.6%	96.7%	94.5%	83.2%	91.6%

7 Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes and interest in income (loss) of equity method investments, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2016 (UNAUDITED) AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,720,242	$2,249,966	$4,970,208	$2,583,081	$2,020,649	$4,603,730
Net premiums written	1,807,125	1,945,849	3,752,974	1,759,359	1,915,307	3,674,666
Net premiums earned	1,777,321	1,928,304	3,705,625	1,798,191	1,888,226	3,686,417
Other insurance related income (loss)	89	7,133	7,222	1,036	(3,989)	(2,953)
Net losses and loss expenses	(1,141,933)	(1,062,264)	(2,204,197)	(1,154,928)	(1,021,271)	(2,176,199)
Acquisition costs	(251,120)	(495,756)	(746,876)	(261,208)	(456,904)	(718,112)
Underwriting-related general and
administrative expenses	(346,857)	(135,844)	(482,701)	(341,658)	(145,253)	(486,911)
Underwriting income	$37,500	$241,573	279,073	$41,433	$260,809	302,242

Corporate expenses			(120,016)			(109,910)
Net investment income			353,335			305,336
Net realized investment losses			(60,525)			(138,491)
Foreign exchange gains			121,295			102,312
Interest expense and financing costs			(51,360)			(50,963)
Termination fees received			—			280,000
Reorganization and related expenses			—			(45,867)
Income before income taxes and interest in income (loss) of equity method investments			$521,802			$644,659

Net loss and loss expense ratio	64.3%	55.1%	59.5%	64.2%	54.1%	59.0%
Acquisition cost ratio	14.1%	25.7%	20.2%	14.5%	24.2%	19.5%
General and administrative
expense ratio	19.5%	7.0%	16.2%	19.1%	7.7%	16.2%
Combined ratio	97.9%	87.8%	95.9%	97.8%	86.0%	94.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
NON-GAAP OPERATING INCOME, NON-GAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2016 AND 2015

	Quarters ended		Years ended
	2016	2015	2016	2015

	(in thousands, except per share amounts)

Net income available to common shareholders	$130,912	$134,787	$465,462	$601,562
Net realized investment losses, net of tax[8]	19,688	15,877	62,355	135,320
Foreign exchange gains, net of tax[9]	(51,409)	(30,835)	(119,181)	(99,291)
Termination fee received[10]	—	—	—	(280,000)
Reorganization and related expenses, net of tax[11]	—	—	—	42,924
Loss on repurchase of preferred shares[10]	1,309	—	1,309	—
Non-GAAP operating income	$100,500	$119,829	$409,945	$400,515

Earnings per common share - diluted	$1.48	$1.39	$5.08	$6.04
Net realized investment losses, net of tax	0.22	0.16	0.68	1.36
Foreign exchange gains, net of tax	(0.57)	(0.32)	(1.29)	(1.00)
Termination fee received	—	—	—	(2.81)
Reorganization and related expenses, net of tax	—	—	—	0.43
Loss on repurchase of preferred shares	0.01	—	0.01	—
Non-GAAP operating income per common share - diluted	$1.14	$1.23	$4.48	$4.02

Weighted average common shares and common share
equivalents - diluted	88,474	97,148	91,547	99,629

Average common shareholders' equity	$5,273,477	$5,218,781	$5,192,668	$5,216,159

Annualized return on average common equity	9.9%	10.3%	9.0%	11.5%

Annualized non-GAAP operating return on average common equity	7.6%	9.2%	7.9%	7.7%

(8)
Tax (benefit) cost of ($541) and $1,005 for the quarters ended December 31, 2016 and 2015, respectively, and $1,830 and ($3,171) for 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(9)
Tax cost of $105 and $2,277 for the quarters ended December 31, 2016 and 2015, respectively, and $2,114 and $3,021 for 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(10)	Tax impact is nil.

(11)
Tax benefit of $2,943 for 2015. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, reflecting the jurisdictional apportionment and related tax treatment of the individual components of the reorganization and related expenses.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $163,164 and $140,371 for the quarters ended December 31, 2016 and 2015, respectively, and $602,717 and $596,821 for 2016 and 2015, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (24) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present non-GAAP operating income, consolidated underwriting income, underwriting-related general and administrative expenses and amounts presented on a constant currency basis, which are “non-GAAP financial measures” as defined in Regulation G.

Non-GAAP operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains), termination fee received, reorganization and related expenses and losses on the repurchase of preferred shares. We also present diluted non-GAAP operating income per share and non-GAAP operating return on average common equity ("non-GAAP operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of non-GAAP operating income, diluted non-GAAP operating earnings per share and non-GAAP operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes and interest in income (loss) of equity method investments (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this press release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses. The two components of total general and administrative expenses are separately presented in the 'Consolidated Segmental Data' section of this press release.

Amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “non-GAAP operating income” (in total and on a per share basis), “annualized non-GAAP operating ROACE” (which is based on the “non-GAAP operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

Non-GAAP Operating Income

Although the investment of premiums to generate income and realized investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

The termination fee received represents the break-up fee paid by PartnerRe Ltd. following the cancellation of the amalgamation agreement with AXIS Capital and is not indicative of future revenues of the Company.

Reorganization and related expenses are primarily driven by business decisions, the nature and timing of which are unrelated to the underwriting process and which are not representative of underlying business performance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains), termination fee received, reorganization and related expenses and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains), termination fee received, reorganization and related expenses and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

The termination fee received represents the break-up fee received on the cancellation of the amalgamation agreement between PartnerRe Ltd. and AXIS Capital and should be excluded from consolidated underwriting income since it is not related to underwriting operations.

Reorganization and related expenses are driven by business decisions, the nature and timing of which are unrelated to the underwriting process and for this reason they are excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com